EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Macrocure Ltd:

We consent to the incorporation by reference in the registration statements (No. 333-200173) on Form S-8 and (No. 333-206275) on Form F-3 of Macrocure Ltd. of our report dated April 18, 2016, with respect to the consolidated statements of financial position of Macrocure Ltd. and its subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of loss and other comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the annual report on Form 20-F of Macrocure Ltd. for the year ended December 31, 2015.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
April 19, 2016